Exhibit 10.2

THE LA PORTE SAVINGS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS AGREEMENT is adopted this 1st day of August, 2002, by and between THE LA PORTE SAVINGS BANK, a state-chartered savings bank located in La Porte, Indiana (the “Company”), and                      (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to provide supplemental retirement benefits to the Executive. The Company will pay the benefits from its general assets.

AGREEMENT

The Company and the Executive agree as follows:

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1 “Base Annual Salary” means the regular base annual salary in effect at the Executive’s Normal Retirement Date determined without regard to any items of variable or other compensation, including, but not limited to, bonuses, awards, special payments, commissions and incentive pay.

1.2 “Beneficiary” means the beneficiary designated by the Executive pursuant to Section 4.1.

1.3 “Change of Control” means any conversion of the Company from a mutual savings bank to a stock based company followed within twelve (12) months by the Executive’s Involuntary Termination of Employment for reasons other than death, Disability, retirement, or a Termination for Cause.

1.4 “Code” means the Internal Revenue Code of 1986, as amended.

1.5 “Disability” means the Executive’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Company of the carrier’s or Social Security Administration’s determination upon the request of the Company.

1.6 “Early Retirement” means the Executive’s Termination of Employment after attaining his Early Retirement Age but prior to attaining his Normal Retirement Age.

1.7 “Early Retirement Age” means the Executive’s 62nd birthday.

1.8 “Early Retirement Date” means the month, day and year in which Early Retirement occurs.

1.9 “Early Termination” means the Termination of Employment before Early Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

1.10 “Early Termination Date” means the month, day and year in which Early Termination occurs.

1.11 “Effective Date” means August 1, 2002.

1.12 “ERISA” means the Employee Retirement Income Security Act of 1974 as amended from time to time.

1.13 “Involuntary Early Termination” means that the Executive, prior to Normal Retirement Age, has been notified in writing, that employment with the Company is terminated for reasons other than an approved leave of absence, Termination for Cause, death, Disability, Change of Control or Voluntary Early Termination.

1.14 “SERP Benefit” means any benefit described in Article 2 of this Agreement that is payable to the Executive while the Executive is living.

1.15 “Normal Retirement Age” means the Executive’s 65th birthday.

1.16 “Normal Retirement Date” means the month, day and year in which the Executive attains his Normal Retirement Age, or, if later, the effective date of the Executive’s Termination of Employment.

1.17 “Plan Year” means a twelve-month period commencing on January 1 and ending on the following December 31 of each year. The initial Plan Year shall commence on the effective date of this Agreement.

1.18 “Termination for Cause” means that phrase as defined in Article 5.

1.19 “Termination of Employment” means that the Executive ceases to be employed by the Company for any reason, voluntary or involuntary, other than by reason of death or a leave of absence approved by the Company.

1.20 “Voluntary Early Termination” means that the Executive, prior to Normal Retirement Age, has terminated employment with the Company for reasons other than Termination for Cause, death, Disability, Change of Control or Involuntary Early Termination.

1.21 “Years of Service” means the total number of years of “vesting service” attributable to the Executive under The Savings Plan for Employees of The La Porte Savings Bank or any successor tax-qualifying retirement plan thereto (without regard to whether or not the Executive is fully vested under such plan) beginning on the Executive’s date of hire with the Company. For purposes of this Agreement, Years of Service in excess of twenty (20) shall be disregarded

Article 2

SERP Benefits

Except as provided in Article 5 or elsewhere herein, the following SERP Benefits are available under the Agreement:

2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 shall be determined using the following formula:

2 percent of the Executive’s Base Annual Salary

multiplied by

number of Years of Service (not to exceed 20)

For example, an Executive with 20 Years of Service and a final salary of $150,000 would receive an annual benefit of $60,000 ((2% x $150,000) x 20 years = $60,000).

2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive’s Normal Retirement Date. The annual benefit shall be paid to the Executive for a period of 15 years, after which the Company’s obligations under this Agreement shall lapse and forever expire.

2.2 Early Retirement Benefit. Upon Early Retirement, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

2.2.1 Amount of Benefit. The benefit under this Section 2.2 is an amount equal to the “Accrual Balance” determined as of the Company’s fiscal year end immediately preceding the Executive’s Early Retirement Date, as set forth on Schedule A, attached hereto and incorporated by reference herein, and as revised and updated by the Company from time to time.

2.2.2 Payment of Benefit. The Company shall pay the benefit to the Executive by calculating a fixed annuity payable in 180 equal monthly installments, determined as of the Company’s fiscal year end immediately preceding the Executive’s Early Retirement Date, as set forth on Schedule A, attached hereto and incorporated by reference herein, and as revised and updated by the Company from time to time. The monthly installments shall be payable on the first day of each month commencing with the month following Termination of Employment.

2.3 Voluntary Early Termination Benefit. Upon Voluntary Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1 Amount of Benefit. The benefit under this Section 2.3 is an amount equal to the “Accrual Balance” determined as of the Company’s fiscal year end immediately preceding the Executive’s Early Termination Date, as set forth on Schedule A, attached hereto and incorporated by reference herein, and as revised and updated by the Company from time to time.

2.3.2 Payment of Benefit. The Company shall pay the benefit to the Executive by calculating a fixed annuity payable in 180 equal monthly installments, determined as of the Company’s fiscal year end immediately preceding the Executive’s Early Termination Date, as set forth on Schedule A, attached hereto and incorporated by reference herein, and as revised and updated by the Company from time to time. The monthly installments shall be payable on the first day of each month commencing with the month following Normal Retirement Age.

2.4 Involuntary Early Termination Benefit. Upon Involuntary Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.4.1 Amount of Benefit. The benefit under this Section 2.4 is an amount equal to the “Accrual Balance” determined as of the Company’s fiscal year end immediately preceding the Executive’s Early Termination Date, as set forth on Schedule A, attached hereto and incorporated by reference herein, and as revised and updated by the Company from time to time.

2.4.2 Payment of Benefit. The Company shall pay the benefit to the Executive by calculating a fixed annuity payable in 180 equal monthly installments, determined as of the Company’s fiscal year end immediately preceding the Executive’s Early Termination Date, as set forth on Schedule A, attached hereto and incorporated by reference herein, and as revised and updated by the Company from time to time. The monthly installments shall be payable on the first day of each month commencing with the month following Termination of Employment.

2.5 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.5 in lieu of any other benefit under this Agreement.

2.5.1 Amount of Benefit. The benefit under this Section 2.5 is an amount equal to the “Accrual Balance” determined as of the Company’s fiscal year end immediately preceding the effective date of the Executive’s Termination of Employment resulting from such Disability, as set forth on Schedule A, attached hereto and incorporated by reference herein, and as revised and updated by the Company from time to time.

2.5.2 Payment of Benefit. The Company shall pay the benefit to the Executive by calculating a fixed annuity payable in 180 equal monthly installments, determined as of the Company’s fiscal year end immediately preceding the effective date of the Executive’s Termination of Employment resulting from such Disability, as set forth on Schedule A, attached hereto and incorporated by reference herein, and as revised and updated by the Company from time to time. The monthly installments shall be payable on the first day of each month commencing with the month following Normal Retirement Age.

2.6 Change of Control Benefit. Upon a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.6 in lieu of any other benefit under this Agreement.

2.6.1 Amount of Benefit. The benefit under this Section 2.6 is an amount equal to the “Accrual Balance” projected to Normal Retirement Age, as set forth on Schedule A, attached hereto and incorporated by reference herein, and as revised and updated by the Company from time to time.

2.6.2 Payment of Benefit. The Company shall pay the benefit to the Executive in a single lump sum payment within 60 days following Termination of Employment. Alternatively, at the option of the Executive, the payment may be paid over 60 months with interest paid monthly on the unpaid balance at the national prime rate in effect on the day of the interest payment.

Article 3

Death Benefits

3.1 Death During Active Service. If the Executive dies while in the active service of the Company, no benefit shall be payable under this Agreement and the only benefit payable shall be that benefit described in The La Porte Savings Bank Split Dollar Agreement and Endorsement(s) dated                              between the Executive and the Company and payable to the beneficiary designated therein. Nothing herein negates the Company’s rights to amend or terminate this Agreement in accordance with Article 7. Additionally, nothing herein negates the Company’s rights to amend or terminate the Split Dollar Agreement under Article 7 of that agreement.

3.2 Death During Payment of a SERP Benefit. If the Executive dies after any SERP Benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive’s Beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived; provided, however, that the Company reserves the right to accelerate or prepay, in full or in part, the payment of the SERP Benefit in this instance.

3.3 Death After Termination of Employment But Before Payment of a SERP Benefit Commences. If the Executive is entitled to a SERP Benefit under this Agreement, but dies prior to the commencement of said SERP Benefit payments, the Company shall pay the same benefit payments to the Executive’s Beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death; provided, however, that the Company reserves the right to accelerate or prepay, in full or in part, the payment of the SERP Benefit in this instance.

Article 4

Beneficiaries

4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the primary and all contingent beneficiaries predecease the Executive. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5

General Limitations

5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement and shall cease the payment of any future benefits (with the right to recover amounts previously paid to the Executive under this Agreement) if the Company terminates the Executive’s employment for, or if the Executive retires or voluntarily terminates employment with the Company in anticipation of the Company’s termination of the employment of the Executive for:

(a) Gross negligence in the performance of his duties for the Company or gross neglect of duties for the Company;

(b) Commission of a felony or of a gross misdemeanor involving moral turpitude or a plea of nolo contender thereof; or

(c) Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive’s employment and resulting in an adverse effect on the Company.

5.2 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Executive commits suicide within two years after the Effective Date of this Agreement. In addition, the Company shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Company, or on any application for any benefits provided by the Company to the Executive.

5.3 Competition After Termination of Employment. The Company shall not pay any benefit under this Agreement and shall cease the payment of future benefits (with the right to recover amounts previously paid to the Executive under this Agreement) if the Executive, within twelve (12) months following his Termination of Employment and without the prior written consent of the Company, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, as a shareholder in a corporation or an owner of equity of any other entity (excepting ownership of five percent (5%) or less of a publicly traded company on an established securities exchange), or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 50 mile radius) of the business of the Company, which enterprise is, or may deemed to be, competitive with any business carried on by the Company as of the date of termination of the Executive’s employment or retirement. This section 5.3 shall not apply following a Change of Control.

Article 6

Claims and Review Procedures

6.1 Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Company’s Human Resource Manager a written claim for the benefits.

6.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of the Agreement on which the denial is based;

(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d) An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

6.2.1 Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company’s Human Resource Manager a written request for review.

6.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of the Agreement on which the denial is based;

(c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7

Amendments and Termination

Except as provided under Article 5, Termination for Cause, this Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

Notwithstanding the previous paragraph in this Article 7, the Company may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to the Executive prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits).

Article 8

Miscellaneous

8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

8.5 Tax Withholding. The Executive hereby authorizes and the Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement or from any other amounts payable by the Company to the Executive including salary or other payments.

8.6 Applicable Law. The Agreement is intended to be a “top hat” plan within the meaning of 29 C.F.R. Section 2520.104-23 and shall be administered in accordance therewith. The Agreement and all rights hereunder shall be governed by the laws of the State of Indiana, except to the extent preempted by the laws of the United States of America, including, but not limited to ERISA.

8.7 Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and Beneficiary have no preferred or secured claim.

8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9 Administration. The Compensation Committee of the Company’s Board of Trustees shall have all powers which are necessary to administer this Agreement, including but not limited to:

(a) Establishing and revising the method of accounting for the Agreement;

(b) Maintaining a record of benefit payments;

(c) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and

(d) Interpreting the provisions of the Agreement, in its sole discretion.

8.10 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement.

EXECUTIVE:	COMPANY:

THE LA PORTE SAVINGS BANK

By

Title

BENEFICIARY DESIGNATION

THE LA PORTE SAVINGS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

I designate the following as Beneficiary of any death benefits under this Agreement:

Primary:

Contingent:

Note:	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these Beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the primary and all contingent beneficiaries predecease me. I understand that this designation supersedes all prior Beneficiary designations submitted by me in reference to the death benefits available under my Supplemental Executive Retirement Agreement with The La Porte Savings Bank.

Signature

Date

Received by the Company this              day of                     , 2002.

By

Title